Exhibit 10.16(a)

The following Amendment to the Health and Welfare Plan was adopted by the Board of Directors of Minerals Technologies Inc. at its regularly scheduled meeting held on May 19, 2009:

RESOLVED, that the definition of Retiree at Section 1.27 of the Minerals Technologies Inc. Health and Welfare Plan ("the Plan") is amended so as to read in its entirety as follows:

1.27
Retiree.  A Former Employee of an Employer who was hired by an Employer before January 1, 2004, and who completes at least twenty (20) "years of creditable service" after the attainment of age 40.  For purposes of the foregoing, years of creditable service shall have the meaning set forth in the Minerals Technologies Inc. Retirement Plan.